Exhibit 10.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 9, 2025 (the “Agreement Date”), between Traws Pharma, Inc., a Delaware corporation (the “Buyer”) and Viriom, Inc., a Delaware corporation (the “Seller”). The Buyer and the Seller are referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Seller owns or has rights to the Purchased Assets (defined below); and

WHEREAS, subject to the terms and conditions set forth herein, the Seller desires to sell, convey, transfer, assign and/or deliver to the Buyer, and the Buyer desires to purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Purchased Assets.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, and covenants herein contained, the Parties agree as follows.

Article 1
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

1.1            “Affiliate” means, with respect to a Party, any Person controlled by, controlling, or under common control with such Party only for so long as such control continues to exist. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than 50% of the voting stock of such Person, or by contract or otherwise.

1.2            “Ancillary Agreements” means the Assignment and Bill of Sale and Assumption Agreement.

1.3            “Assignment and Bill of Sale and Assumption Agreement” means the assignment and bill of sale and assumption agreement attached hereto as Exhibit A.

1.4            “Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in the State of Delaware.

1.5            “Cash Consideration” means $2,350,000.

1.6            “Calendar Year” means the twelve months ended December 31.

1.7            “Clinical Trial” means a clinical trial in human subjects that has been approved by an institutional review board or ethics committee, as applicable, and is designed to measure the safety or efficacy of a therapeutic product, including any phase 1 clinical trial, phase 2 clinical trial, phase 3 clinical trial, post- marketing studies or any such clinical trial incorporating more than one (1) of these phases.

1.8            “CMC” means chemistry, manufacturing and controls.

1.9            “Commercialization” means the conduct of all activities undertaken in preparation for and following Regulatory Approval relating to the promotion, sale (including receiving, accepting, and filling product orders), marketing, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering) of a product, including sales force, detailing, advertising, market research, market access (including price and reimbursement activities) and sales force training. “Commercialize” and “Commercializing” have correlative meanings.

1.10          “Commercially Reasonable Efforts” means, with respect to a Product, using reasonable, good faith sustained efforts at least consistent with the efforts a drug development company would be expected to devote to a product similar in stage in its development or product life-cycle as such Product resulting from its own research efforts (i.e., without consideration to the Buyer’s payment obligations to the Seller hereunder), based on conditions then prevailing, to conduct and complete in a timely manner all activities relating to such Product as may be required to: (i) Develop, (ii) obtain Regulatory Approval for, and (iii) market, sell, generate and meet market demand and otherwise commercialize.

1.11          “Compound” means a pyrrolidine antiviral compound as disclosed in the Purchased Assets.

1.12          “Confidential Information” means any non-publicly available information concerning the Purchased Assets (which shall constitute Confidential Information of Buyer following the Closing) or the Parties or that is furnished by one Party to the other Party pursuant to this Agreement.

1.13          “Consent” means any and all notices to, consents, approvals, clearances, ratifications, permissions, authorizations or waivers from Third Parties, including from any Governmental Authority.

1.14          “Contract” means any legally binding written, oral, or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, together with all amendments thereto.

1.15          “Development” means all development activities for a pharmaceutical product that are directed at obtaining Regulatory Approvals of such product and lifecycle management of such product in any country in the world, including all non-clinical, preclinical, and clinical studies and trials of such product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; the preparation, filing, and prosecution of any Regulatory Approval Application for such product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval; and all regulatory affairs related to any of the foregoing. “Develop”, “Developing” and “Developed” and similar variations have correlative meanings.

1.16          “Governmental Authority” means any federal, state, local, or any non-U.S. government, governmental, regulatory (including self-regulatory) or administrative authority, body, agency or commission or any court, tribunal, or judicial or arbitral body.

1.17          “GCP” means good clinical practices, standards and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice,” including related regulatory requirements imposed by the FDA, in 21 C.F.R parts 11, 16, 50, 54, 56, 58, 312, 324, 320, 511, 514, 601, 812, and 814, and comparable regulatory standards, practices and procedures promulgated by any other Regulatory Authority, including applicable quality guidelines promulgated under the ICH, in each case, as amended from time to time and applicable to relevant activities hereunder.

1.18          “GLP” means good laboratory practices promulgated or endorsed by the FDA, as set forth in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by any other Regulatory Authority, including applicable quality guidelines promulgated under the ICH, in each case, as amended from time to time and applicable to the relevant activities hereunder.

1.19          “GMP” means good manufacturing practices and standards for the production of drugs promulgated or endorsed by the FDA, as set forth in 21 C.F.R. Parts 210, 211, 600 through 680, 820, and 1271, as applicable, and comparable regulatory standards promulgated by any other Regulatory Authority, including applicable guidelines promulgated under the ICH, in each case, as amended from time to time and applicable to the relevant activities hereunder.

1.20          “Intellectual Property Rights” means any and all of the following and any and all rights associated with the following, in any jurisdiction throughout the world, by whatever name or term known or designated, whether arising by operation of Law, Contract, or otherwise:

(a)            Patents;

(b)            all copyrights, mask work rights, moral rights, and common-law rights thereto, and all applications, registrations, and renewals in connection therewith throughout the world;

(c)            all rights in databases and data collections;

(d)            all Know-How;

(e)            all similar, corresponding, or equivalent rights to any of the foregoing anywhere in the world; and

(f)            all rights to sue for past, present, or future infringement, violations, or misappropriation of any of the foregoing anywhere in the world.

1.21          “IND” means an Investigational New Drug Application filed with the FDA, or a similar application filed with a Governmental Authority or Regulatory Authority outside of the United States for authorization to commence a Clinical Trial, such as a Clinical Trial application or a Clinical Trial exemption, or any related regulatory submission, license or authorization.

1.22          “Know-How” means all data, knowledge, trade secrets, know-how, discoveries, unpatented or unpatentable inventions, invention disclosures, technical, business, or other proprietary information, including all materials, samples, CMC information, manufacturing data, toxicological data, pharmacological data, data from preclinical, clinical or non-clinical testing or studies, processes, protocols, procedures, methods, devices, designs, results, technology, platforms, formulations, regulatory filings, applications, approvals and associated correspondence, specifications, quality control testing data, customer lists, formulae, developments, manufacturing processes, standard operating procedures, cell lines, biological materials, compounds, probes, sequences, all assays (including but not limited to screening, release, immunogenicity assays), bioanalytical assays, clones, molecules, reagents, experiments, lab results, tests, research and development; or other technical information, data or materials which, in each case, have material value or confer a competitive advantage and relate to the Purchased Assets, Compound and/or Product.

1.23          “Knowledge”. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, after reasonable investigation. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if its executive officers have Knowledge of such fact or other matter.

1.24          “Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law, including GCP, GMP and GLP.

1.25          “Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

1.26          “Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated, or unliquidated, or due or to become due.

1.27          “Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under federal or state securities laws), encroachment, tax, Order, community property interest, equitable interest, option, warrant or right of first refusal. For purposes of this definition, contractual obligations with third parties disclosed herein shall not be considered “Liens.”

1.28          “Look-Back Date” means the date that is 12 months prior to the date of this Agreement.

1.29          “Losses” means losses, damages, Liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

1.30          “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, and shipping of a product or any intermediate thereof, including process qualification and validation, pre-clinical, clinical and commercial manufacture, product characterization, stability testing, and quality assurance and

1.31          “NDA” means (a) a New Drug Application for any Product requesting permission to market a drug or biologic, and all supplements or amendments thereto, filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a product which are reasonably necessary for FDA approval to market a product in the United States and (b) all equivalents of the foregoing in any jurisdiction outside of the United States.

1.32          “Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority or arbitrator.

1.33          “Patents” means all patents (which shall include utility models, design patents, industrial designs, and priority rights), applications for patents, invention disclosures, provisional applications, PCT applications, substitutions, reissues, reexaminations, divisions, renewals, revisions, extensions, continuations, divisionals and continuations in part, inventors’ certificates and other indices of invention ownership.

1.34          “Permits” means any license, permit, registration, listing, approval, qualification, letter, authorization, certificate of authority, qualification, NDA, IND, or similar document or authority issued or granted by any Regulatory Authority or pursuant to any Law.

1.35          “Permitted Liens” means (a) statutory liens for taxes, special assessments or other governmental charges not yet due and payable or delinquent, and (b) mechanics’, materialmens’, carriers’ and similar statutory liens arising or incurred in the ordinary course of business, which liens relate to obligations not due and payable as of the Closing Date and which are not material.

1.36          “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity, or Governmental Authority.

1.37          “Product” means any pharmaceutical product containing or comprising any Compound, whether or not as the sole active ingredient, and in any dosage, form, or formulation.

1.38          “Product IP” means any and all (a) Patents, (b) Know-How and (c) other Intellectual Property Rights controlled by Seller or any of its Affiliates that is solely related to any Program, Compound or Product.

1.39          “Product Operations” means the research, Development, manufacture, formulation, testing, use, distribution, marketing, sale, promotion, and other exploitation of any Compound or Product as conducted by Seller and any Affiliates of Seller prior to the Agreement Date, in each case at any time prior to the Closing Date (except as expressly provided elsewhere in this Agreement).

1.40          “Product Patents” means each of the following, whether or not pending, issued, expired, withdrawn, rejected, canceled, abandoned, or closed: (a) the Patents listed on Schedule 2.1(c), and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention, and patent applications, any and all patents or certificates of invention issuing thereon, and any and all reissuances, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the Patents listed on Schedule 2.1(c).

1.41          “Program” means the Seller’s program pipeline solely related to the Compound, including without limitation the associated or related targets, genes, variants, inhibitors, drug candidates, molecules, active pharmaceutical ingredients (“APIs”), formulations, and treatments.

1.42          “Purchased Materials” means all inventories of APIs, raw and pack materials, work-in-process, finished goods, supplies, consumables, packaging materials, devices, samples and other drug substance and drug product exclusively related to the Purchased Assets or the manufacture thereof, including those located at, the Seller’s third-party vendors.

1.43          “Regulatory Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, marketing, and sale of the Product in such jurisdiction in accordance with applicable Laws.

1.44          “Regulatory Approval Application” means an application submitted to the applicable Regulatory Authority in pursuit of receiving Regulatory Approval of a Product in a country, regulatory jurisdiction or region, and all amendments and supplements thereto.

1.45          “Regulatory Authority” means any applicable Governmental Authority involved in the granting and maintenance of Regulatory Approvals in any country worldwide, or the conduct of clinical investigations, including the FDA in the United States.

1.46          “Regulatory Documentation” means all material books, records, files, documents, information and correspondence of Seller or its Affiliates to the extent (a) solely relating to the Compound, Program, Product, Purchased Assets, or Assumed Liabilities, (b) used or held for use solely in the Product Operations, or (c) generated solely in the conduct of the Product Operations, including (i) all records with respect to supply sources; (ii) all records, including material vendor and supplier lists, research, development and manufacturing records, sampling records, standard operating procedures and batch records, related to the manufacturing process for any Compound or Product; (iii) all data contained in laboratory notebooks to the extent relating to any Compound or Product or relating to the biological, physiological, mechanical or formula properties of any of the foregoing, including data related to preclinical studies, and all statistical programs developed (or modified in a manner to the use or function thereof) to analyze such data; (iv) all adverse experience reports and files related thereto (including source documentation) and all periodic adverse experience reports and all data contained in electronic data bases relating to periodic adverse experience reports with respect to any Compound or Product; (v) all analytical and quality control data relating to any Compound or Product; and (vi) all material correspondence, minutes, and other material communications with the FDA, any other Regulatory Authority and institutional review board or research ethics committee relating to any Compound or Product.

1.47          “Regulatory Filings” means any and all material regulatory applications, filings, approvals and associated correspondence required or related to the Development, manufacture or Commercialization of any Compound or Product in any country or jurisdiction, including all INDs relating to the Compound and the Product.

1.48          “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person

1.49          “Territory” means worldwide.

1.50          “Third Party” means any Person other than the Seller or the Buyer or an Affiliate of the Seller or the Buyer.

1.51          “US GAAP” means U.S. Generally Accepted Accounting Principles, as generally and consistently applied throughout the Party’s organization.

Article 2
PURCHASE AND SALE

2.1            Purchase and Sale of the Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase from the Seller, free and clear of all Liens (other than Permitted Liens), all of the Seller’s right, title and interest in and to all of the following (if any), whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), as the same shall exist on the Closing Date (collectively, the “Purchased Assets”):

(a)            all rights in, to, and under the Contracts listed on Schedule 2.1(a) (collectively, the “Purchased Contracts”);

(b)            all rights, claims, credits, guaranties, warranties, indemnities, causes of action or rights of set-off, and other similar rights against Third Parties to the extent solely relating to or arising from the Program, the Compound, the Product, the Purchased Assets or the Assumed Liabilities;

(c)            the Patents set forth on Schedule 2.1(c) (collectively, “Purchased Patents”);

(d)           any and all rights and interests of the Seller under the licenses set forth on Schedule 2.1(d) (the “Purchased License Rights”);

(e)            all other Product IP;

(f)            the Purchased Materials;

(g)            all rights in and to the Compound, the Products and the Program;

(h)           the Permits solely relating to the Compound, Product, or Program (the “Transferred Permits”);

(i)             all Regulatory Filings and other Regulatory Documentation, including all copies thereof; and

(j)             all chemical or biological materials solely relating to the Compound or Product.

2.2            Excluded Assets. The Buyer shall not acquire pursuant hereto any assets or rights of any kind or nature, real or personal, tangible or intangible, other than as specifically set forth herein, subject in each case to the conditions and rights set forth herein, and the Seller and its Affiliates shall retain all other assets (collectively, the “Excluded Assets”), including the following:

(a)            all cash and cash equivalents and accounts receivable;

(b)            any losses, loss carryforwards and rights to receive refunds, credits, and loss carryforwards with respect to all taxes of the Seller or any of its Affiliates that constitute Retained Liabilities;

(c)            all rights of the Seller under this Agreement and the Ancillary Agreements;

(d)            the claims, remedies, rights, consideration or any other right related to any of the foregoing of the Seller pursuant to this Agreement;

(e)            any current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(f)            any rights, claims and credits of the Seller or any of its respective Affiliates relating to any Excluded Asset or any Retained Liability, including any guarantees, warranties, indemnities, and similar rights in favor of the Seller or its Affiliates relating to any Excluded Asset or any Retained Liability;

(g)            (A) the corporate books and records of the Seller to the extent not exclusively related to the Product or the Purchased Assets, including those portions of the tax returns and other corporate books and records of the Seller that do not exclusively relate to the Product or the Purchased Assets, (B) all personnel records, and (C) any attorney work product, attorney-client communications and other items protected by attorney-client privilege; and

(h)            all claims and counterclaims relating to Retained Liabilities or Excluded Assets.

2.3            Assumed Liabilities. Except with respect to Liabilities arising under the Purchased Assets from and after the Closing (the “Assumed Liabilities”), the Buyer shall not assume or in any way become liable for any of the Seller’s debts, Liabilities or obligations (the “Retained Liabilities”).

2.4            Diligence. From and after the Closing, the Buyer shall use Commercially Reasonable Efforts to Develop the Program and commercialize any approved pharmaceutical products resulting from the Program. If at any time after the Closing the Buyer ceases to use Commercially Reasonable Efforts to Develop or commercialize the Program, the Buyer shall provide the Seller with written notice of such cessation (which notice shall be delivered, if applicable, promptly and no later than 30 days following such cessation).

2.5            Ancillary Agreements. On or prior to the Closing Date, the Seller and the Buyer shall execute, and file as necessary, the Ancillary Agreements and such other documents as are (a) necessary to complete the transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, the Buyer, (b) otherwise necessary to complete the transactions contemplated hereby and (c) reasonably requested by either Party.

2.6            Purchase Price. The aggregate consideration (the “Purchase Price”) for the Purchased Assets shall consist of the Cash Consideration payable as a one-time lump sum payment by Buyer to Seller at the Closing.

2.7            Fees and Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and for clarity, the filing and recordation of patent assignments with the appropriate patent offices and all associated costs and expenses shall be borne by the Buyer.

2.8            Tax Withholdings. If applicable Laws require the Buyer to withhold any taxes from payments made to the Seller under this Agreement, then such taxes shall be deducted by the Buyer as required by applicable Law from such payments and shall be paid by the Buyer to the proper tax authorities. Official receipts of payment of any withholding tax shall be secured and sent to the Seller as evidence of such payment. At the Seller’s reasonable request and expense, the Buyer shall cooperate with the Seller to enable the Seller to take advantage of any applicable legal provision or any double taxation treaties with the object of the Seller’s enjoyment of full tax credit for amounts deducted or withheld by the Buyer.

2.9            Closing.

(a)            The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement, or such other date as may be mutually agreed upon by the Parties (the “Closing Date”). Within 10 Business Days of the Closing, all Purchased Assets shall be delivered to Buyer.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the disclosure schedules delivered by Seller on the Agreement Date (the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:

3.1            Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate the Purchased Assets. The Seller is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required except where the failure to be so qualified would not have a material impact on the Seller or the Purchased Assets. The Seller is not in default under or in violation of any material provision of its certificate of incorporation or bylaws (including any amendment or modification to any of the foregoing).

3.2            Authority. The Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements. The execution, delivery, and performance by the Seller of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Seller, and are legal, valid, binding, and enforceable upon and against the Seller.

3.3            Title to Purchased Assets. The Seller has good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets free and clear of all Liens, and has complete and unrestricted power and unqualified right to sell, assign, transfer and deliver to Buyer, as applicable, the Purchased Assets, and (i) there are no adverse claims of ownership to the Purchased Assets and Seller has not received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets, and (ii) at the Closing, Buyer will acquire from Seller good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets, free and clear of all Liens (in each case of clauses (i) - (ii) above, other than Permitted Liens).

3.4            Regulatory Compliance.

(a)            Since the Look-Back Date, Seller has not been in material violation of, and is not the subject of any Legal Proceeding with respect to the material violation of, any Law or Order, and has not received any FDA Form 483, “warning letters”, or “untitled letters”, or other similar Governmental Authority notice of inspectional observations or deficiencies relating to the Product Operations. Since the Look-Back Date, no Compound or Product has been subject to any import detention or refusal by the FDA or other similar Regulatory Authority, or any safety alert issued by the FDA or other similar Regulatory Authority. No Legal Proceeding is pending, or to the Knowledge of Seller, threatened, with respect to any violation of any Law or Order by Seller, or to the Knowledge of Seller, by any representative, agent, contract manufacturing organization, contract research organization, or investigator acting on behalf of Seller, and Seller is and since the Look-Back Date, has been in compliance in all material respects with all Laws and Orders, in each case pertaining to the Product Operations. Since the Look-Back Date, Seller has not received any notice of any such Legal Proceeding or any Liability on the part of Seller to undertake or to bear all or any portion of the cost of any Product Operations remedial action of any nature. Seller has filed, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Law or Permit for the Product Operations and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and accurate on the date filed (or were corrected or supplemented by a subsequent submission).

(b)            Except to the extent not required to be conducted in accordance with GMP, all manufacturing operations and the manufacture of any Product or Compound by, or on behalf of, Seller are being conducted and since the Look-Back Date, have been conducted, in material compliance with applicable Laws and Orders and in accordance with GMP.

(c)            Since the Look-Back Date, all preclinical testing in respect of the Product Operations conducted by or on behalf of Seller have been conducted in all material respects in accordance with experimental protocols, procedures, and controls, as well as pursuant to applicable Laws (including GCPs and GLPs) and Orders, as applicable. Since the Look-Back Date. Seller has provided Buyer with true and correct copies of final reports of all preclinical testing in respect of any Product or Compound that were completed prior to the Agreement Date. In respect of the Product Operations, no human clinical trials have been conducted by or on behalf of Seller.

(d)            The Compound and Product are being and have been researched, Developed, Manufactured, labeled, stored, and tested in compliance in all material respects with all applicable requirements under the FDC Act, the Public Health Service Act, and their applicable implementing regulations, and all comparable state and foreign Laws in those jurisdictions outside the United States in which the Compound and Product have been or are being manufactured by or for Seller.

(e)            Seller has made available to Buyer copies of any and all written notices of inspectional observations, establishment inspection reports, and any other documents received by Seller since the Look-Back Date and prior to the date of this Agreement from the FDA or comparable foreign Regulatory Authorities that identify lack of compliance with Laws of the FDA or comparable foreign Regulatory Authorities with respect to Product Operations.

(f)            There are no proceedings pending or, to the Knowledge of Seller, threatened, relating to the Product Operations with respect to a violation by Seller or by any representative, agent, contract manufacturing organization, contract research organization, or investigator acting on behalf of Seller, of the FDC Act, FDA regulations adopted thereunder, the Controlled Substances Act, federal or state whistleblower statutes, or any other Law promulgated by any other Governmental Authorities.

3.5            Intellectual Property.

(a)            Seller owns and possesses all right, title, and interest in and to, free and clear of all Liens (other than Permitted Liens), all of the Product IP. To the Knowledge of the Seller, all previously due fees associated with maintaining any of the Seller’s Intellectual Property Rights or other Product IP for which Seller is responsible for filing, prosecution or maintenance have been paid in full in a timely manner to the proper Governmental Authority. Upon the Closing, all of the Product IP shall be available for use by Buyer on terms and conditions substantially identical to those under which Seller owned or used the Product IP immediately prior to the Closing. To the Knowledge of Seller, no Product IP is subject to any outstanding consent or Order restricting the use thereof.

(b)            Each item of registered Product IP is valid, subsisting, in full force and effect and, to the Knowledge of Seller, enforceable; and has not been cancelled, expired, or abandoned except where Seller has decided to abandon or cancel such Product IP to the extent described in Section 3.5(b) of the Disclosure Schedules.

(c)            Seller has not received any written notice of any claim (including by an offer to license any Intellectual Property Rights) and Seller has not received any written claim and, to Seller’s Knowledge, there is no threatened claim against Seller asserting that the Product Operations, or the manufacture, use, sale, and importation of any Compound or Product, may infringe, misappropriate, dilute, violate, or otherwise conflict with the Intellectual Property Rights of any Person.

(d)            There are no actions (including any opposition, cancellation, revocation, review, or other proceeding (other than normal course prosecution of patent applications in front of patent offices where Product IP is under examination)), whether settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property Rights of any Person by Seller in the conduct of the business of Seller; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Product IP; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Product IP. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such action.

(e)            All registered or issued Product IP is valid and enforceable, and all applicable registrations are subsisting and in full force and effect. Seller has taken all commercially reasonably necessary steps to maintain and enforce the Intellectual Property Rights and to preserve the confidentiality of all trade secrets included in the Product IP, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

3.6            Permits. Seller possesses all Transferred Permits, and each such Transferred Permit is validly and presently in effect (and the continuing validity and effectiveness of such Transferred Permit will not be affected by the consummation of the Closing), and Seller is not in default (with or without notice or lapse of time, or both) under any Transferred Permit in any material respect. There are no Legal Proceedings pending, nor to the Knowledge of Seller, threatened, that seek the revocation, cancellation, suspension, failure to renew or materially adverse modification of any such Transferred Permit. Since the Look-Back Date, all required filings with respect to each such Transferred Permit have been timely made and all required applications for renewal thereof have been timely filed.

3.7            Brokers. No broker, finder or agent will have any claim against the Buyer for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Seller.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

4.1            Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

4.2            Authority. The Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer, and is, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will be, legal, valid, binding and enforceable upon and against the Buyer.

4.3            Required Filings and Consents. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not require any consent or approval of, registration or filing with, or notice to any Governmental Authority.

4.4            Brokers. No broker, finder or agent will have any claim against the Seller for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Buyer.

Article 5
COVENANTS

5.1            General. The Buyer will be responsible for directly paying all costs and expenses associated with the storage, transportation, disposal and testing of Purchased Materials (to the extent that such expenses arise on or after the Closing Date), and the Seller shall reasonably participate and assist in the logistics and coordination of such shipment(s).

5.2            Confidentiality.

(a)            Each Party agrees not to disclose or use any Confidential Information of the other Party except as may be required to perform its obligations or exercise its rights under this Agreement or any Ancillary Agreement. In the event that either Party is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, such Party will notify the other Party promptly of the request or requirement so that such other Party may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on the advice of counsel, compelled to disclose any Confidential Information, such Party may disclose such Confidential Information. Each Party shall treat and hold as confidential all of the terms and conditions of the transactions contemplated by this Agreement and the other Ancillary Agreements; provided, however, that each Party may disclose such information to its legal counsel, accountants, or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto similar to the obligation set forth in this Section; provided, further, that the Seller shall be permitted to disclose the existence and terms of this Agreement to the extent deemed necessary under the federal securities laws.

5.3            Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary to consummate the transactions contemplated hereunder, including without limitation: (i) the obtaining of all necessary actions or non-actions, waivers, consents, and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and recordings of license grants (including without limitation any letter of transfer required to transfer any IND, NDA, Regulatory Filings or Regulatory Approval Applications); (ii) the obtaining of all necessary consents, approvals, or waivers from Third Parties required in connection with the transfer of any Purchased Asset from Seller to Buyer pursuant to Section 2.1 or as required under Schedule 5.3; (iii) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated hereby, and to fully carry out the purposes of, this Agreement; and (iv) the identification and delivery of all Purchased Assets not previously identified and delivered. The reasonable out-of-pocket expenses associated with the foregoing activities shall be borne by the Buyer. Seller further agrees to provide Seller with all documents, data and other information solely related to the Compound which are reasonably necessary for FDA approval to market a product in the United States and (b) all equivalents of the foregoing in any jurisdiction outside of the United States.

Article 6
THE CLOSING

6.1            Deliverables of the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, the following to the Buyer the Assignment and Bill of Sale and Assumption Agreement, duly executed by the Seller;

6.2            Deliverables of the Buyer. At the Closing, the Buyer shall deliver, or cause to be delivered the following to the Seller the Assignment and Bill of Sale and Assumption Agreement duly executed by the Buyer.

Article 7
SURVIVAL of representations and warranties; INDEMNIFICATION; LIMITATION of liability

7.1            Survival of Representations and Warranties. The representations and warranties of the Seller and the Buyer contained in this Agreement and any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of 18 months and any claims for a breach of such representations or warranties must be brought within such survival period.

7.2            Indemnification. Subject to the other terms and conditions of this Article 7, from and after Closing, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Agreements or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date)

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Agreements or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement.

(c)            any Excluded Asset or any excluded Liability (which shall not be subject to the limitations set forth in Section 7.5); or

(d)            any Third-Party claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

7.3            Mitigation. The Buyer Indemnitees shall not be entitled to recover under this Article 7 more than once in respect of the same Loss (i.e., no double recovery). The amount of any Losses for which indemnification is provided under this Article 7 shall be reduced by (i) any insurance proceeds, indemnification payments, contribution payments, or other third-party recoveries actually received by the Buyer Indemnitees in connection with the facts giving rise to such Losses, net of any reasonable costs of recovery or any increases in premiums or retrospective adjustments triggered by such recovery, and (ii) any net Tax benefit actually realized by the Buyer Indemnitees arising from the incurrence or payment of such Losses. The Buyer Indemnitees shall take, and cause their respective Affiliates to take, all reasonable steps to mitigate any Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including by pursuing all available remedies, reducing damages and seeking recovery under applicable insurance policies or third-party indemnities. If the Buyer Indemnitees fail to take such reasonable steps, the Seller’s indemnification obligation shall be reduced by the amount that reasonably could have been avoided or mitigated.

7.4            Third Party Claim Procedures.

(a)            In the event that any Buyer Indemnitee receives notice of the assertion or commencement of any claim, action, audit, investigation, arbitration, or proceeding by a third party (a “Third-Party Claim”) for which indemnification may be sought under this Article 7, the Buyer Indemnitee shall promptly provide written notice thereof to the Seller (a “Claim Notice”); provided, however, that no delay or failure to give such notice shall relieve the Seller of its obligations hereunder, except to the extent that the Seller is materially prejudiced thereby.

(b)            The Seller shall have the right, upon written notice to the Buyer Indemnitee within 30 days of receipt of the Claim Notice, to assume and control the defense of any Third-Party Claim at the Seller’s sole cost and expense with counsel reasonably satisfactory to the Buyer Indemnitee; provided, however, that the Seller shall not be entitled to assume the defense of any claim (i) involving criminal liability, (ii) seeking injunctive or equitable relief, (iii) where there is a conflict of interest between the Seller and the Buyer Indemnitee, or (iv) where the claim is reasonably likely to exceed the amount for which the Seller may be liable. The Buyer Indemnitee shall have the right to participate in (but not control) the defense of any Third-Party Claim at its own expense. The parties shall reasonably cooperate in good faith in the defense of any such claim.

(c)            The Seller shall not settle or compromise any Third-Party Claim without the prior written consent of the Buyer Indemnitee, unless (i) such settlement includes an unconditional release of the Buyer Indemnitee from all liability in respect of such Third-Party Claim, and (ii) does not involve any admission of fault or impose injunctive or other non-monetary obligations. The Buyer Indemnitee shall not settle or compromise any Third-Party Claim for which it seeks indemnification without the Seller’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.

7.5            Sole Remedy; Limitation on Seller’s Liability. In the event of any breach of a representation, warranty or covenant by the Seller that results in monetary damages for the Buyer, the Buyer’s sole remedy shall be to seek to recover the Cash Consideration. The maximum aggregate liability of the Seller is the Cash Consideration actually paid to Seller. The provisions of this Article 7 shall survive the Closing.

7.6            NEITHER PARTY, NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST PROFITS, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY).

Article 8
GENERAL PROVISIONS

8.1            Amendment and Modification. This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

8.2            Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a Party shall be valid only if set forth in writing by such Party.

8.3            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or sent by facsimile, email, overnight courier or registered or certified mail, postage prepaid, to the address designated in writing by such Party:

8.4            Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements and understandings and all prior and contemporaneous oral agreements, arrangements, and understandings between the Parties with respect to the subject matter of this Agreement.

8.5            Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any person other than the Parties and their respective successors and permitted assigns any right of any nature.

8.6            Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

8.7            Assignment; Successors. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that the Buyer may assign this Agreement to any of its Affiliates without such prior written consent and either Party may assign its rights in this Agreement without such prior written consent in connection with the transfer or sale of all or substantially all of such Party’s assets or the business of such Party to which this Agreement relates, including without limitation by merger, reorganization or asset sale of such Party. Subject to the preceding sentence, this Agreement will be binding upon the Parties and their respective successors and assigns.

8.8            Severability. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, (a) such invalidity, illegality or unenforceability shall not affect any other provision hereof; and (b) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

8.9            Counterparts. This Agreement may be executed in counterparts (including facsimile and electronic transmission counterparts), all of which shall be considered the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

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IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRAWS PHARMA, INC.

By:	/s/ Iain Dukes
Name:	Iain Dukes
Title:	Interim Chief Executive Officer

VIRIOM, INC.

By:	/s/ Nikolay Savchuk
Name:	Nikolay Savchuk
Title:	Executive Chairman

[Signature Page to Asset Purchase Agreement]

Exhibit A

ASSIGNMENT AND BILL OF SALE AND ASSUMPTION AGREEMENT